NEWSIGHT
IMAGING
WHERE TECHNOLOGY SHINES

18th January 2021

To:
AI InnoBio Limited

Re: Assignment of Asia Pacific Exclusive Rights to AI InnoBio Limited

Newsight Imaging Limited (the "Company"), hereby confirms that AI InnoBio Limited has been granted the exclusive rights of using the Company's technology for building and selling virus or bacteria detection device, and using the Company's technology for building and selling blood test device in Asia Pacific region (the "Asia Pacific Exclusive Rights") for 60 months from the 1st day of August 2020 until the 31st day of July 2025 (the "License Period"), with the option of extension for a longer period upon mutual agreement between the Company and AI InnoBio Limited.

The Asia Pacific Exclusive Rights are licenced to AI InnoBio Group pursuant a definitive exclusive licence agreement to be entered between the Company and AI InnoBio Limited on the basis of the Share Purchase Agreement side letter dated 23rd September 2020 signed by the Company and accepted by Innovative Thinker Limited.

Sincerely,

ניוסייט אימג'ינג בע"מ
ח.פ. 513439014
NewSight Imaging LTD

Eli Assoolin, CEO

Newsight Imaging Limited

NEWSIGHT IMAGING LTD.

To: **Innovative Thinker Ltd** (CI Number: 2022002)

Registered Address: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Correspondence Address: Room A, 15/F, Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong

Dear Sir,

This letter agreement is being executed in connection with the Share Purchase Agreement entered on 23 SEP 2020 (the "**SPA**", and together with all of the documents ancillary thereto including, without limitation, the Articles, the "**Transaction Documents**") between Newsight Imaging Ltd., Israeli Company No. 51-545901-4, having its principal place of business at 3 Golda Meir Street, Ness Ziona, Israel, ("**Company**") and Innovative Thinker Ltd. ("**Investor**") pursuant to which Investor undertook to invest an amount of USD 3,000,000 (the "**Investment Amount**") in consideration for the issuance by the Company of 7,946 shares at USD 377.5485 per share.

This letter agreement amends and replaces in its entirety, the letter agreement entered by Company and the Investor on 2nd APR 2020.

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the SPA. It is hereby clarified that this letter agreement constitutes part of the SPA transaction.

As a material inducement to the Investor to enter into the SPA and to invest Investment Amount, the Company hereby agrees, undertakes, and covenants as follows:

a. For as long as the Investor holds at least *% of the Company's share capital, on a fully diluted basis, the Investor shall have the rights to nominate one member to the board of directors of the Company ("**Board**"). For as long as the Investor holds at least *% of the Company's share capital, on a fully diluted basis, and provided the Investor does not meet the threshold to appoint a director, the Investor shall have the right to appoint one individual to act as a board observer.

b. In consideration of the investment entering into and subject to the closing the SPA taking place and the transfer of the Investment Amount in full to the Company, the Company will extend the existing 30 month period of exclusive licensing agreement by an additional period of 30 month (totaling 60 months from August 2020 until July 2025) ("**License Period**") with AI InnoBio Ltd. (an affiliate of the Investor) (the "**Nominated-Company**") upon the following terms and conditions ("**License**"):

    a. The License is: (i) to use the Newsight technology for building and selling virus and bacterial detection devices in Asia Pacific region; and (ii) to use Newsight technology for building and selling blood test device in Asia Pacific region.

ניוסייט אימג'ינג בע"מ
ח.פ. 51545...
NewSight Imaging LTD

b. The Company guarantees best price for the Investor or the Nominated-Investor buying spectral chips under similar terms (quantity etc..)

c. The Company will assign a dedicated manager to support the Investor or the Nominated-company's coronavirus detection project with. Weekly meetings and working together as a team for the success of the project deployment.

d. The investor shall pay USD1 to the Company for the aforesaid license.

c. Upon the closing of the SPA and subject to the occurrence therefor, the Company will reimburse the Investor for its reasonable, documented, out-of-pocket expenses incurred by it in connection with the transaction not to exceed USD ** subject to receipt of a valid tax receipt.

d. Newsight will open a Hong Kong Company for driving the Newsight technology sales and application R&D through Hong Kong as a hub of Asia Pacific Market.

This letter agreement is subject to the approval of the Board and the shareholders of the Company; subject to its approval, it shall constitute the valid and binding agreement of the Company, enforceable against it in accordance with its terms. This letter agreement may be executed in counterparts which, when taken together, constitute one and the same agreement. This letter agreement shall survive delivery of fully executed originals of the SPA and the subscription of the Shares. This letter agreement may be amended, and the observance of any provision may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the mutual written consent of the Company and the Investor. If one or more provisions of this letter agreement are held to be unenforceable under applicable law, such provision shall be excluded from this letter agreement and the remainder of this letter agreement will remain valid and of full effect. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this letter agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this letter agreement, or any waiver on the part of any party of any provisions or conditions of this letter agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. In the event of a conflict between the provisions of this letter agreement and the provisions of the Transaction Documents, the provisions of this letter agreement shall prevail.

NewSight Imaging LTD

____

Newsight Imaging Ltd.

Name:

Title:

AGREED AND ACCEPTED

For and on behalf of
INNOVATIVE THINKER LIMITED

Authorised Signature(s)

Innovative Thinker Ltd

Dr. George So

Director

23rd SEP 2020

ניוסייט אימג'ינג בע"מ
ח.פ. 515459014
NewSight Imaging LTD